EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of I-Flow Corporation on Form S-8 of (1) our report dated March 16, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to reflect the November 1, 2003 sale of the Spinal Specialties, Inc. business as discontinued operations and a change in accounting for goodwill and other intangible assets), and (2) our report on internal control over financial reporting dated March 16, 2005 (which report expresses an adverse opinion and includes an explanatory paragraph relating to a material weakness identified), appearing in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2004.

Costa Mesa, California
June 9, 2005